Exhibit 99.1

IMMEDIATE RELEASE

China Shengda Packaging Announces Receipt of Chairman's Non-Binding "Going Private"
Proposal of $1.40 per Share

HANGZHOU, China, Oct. 15, 2012 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("China Shengda Packaging" or the "Company"), a leading Chinese paper packaging manufacturer, today announced that that its Board of Directors has received a preliminary, non-binding proposal (the "Proposal") from its Chairman, Mr. Nengbin Fang ("Mr. Fang"), in which Mr. Fang has offered to acquire all of the outstanding shares of the Company's common stock he and his family currently do not own in a going-private transaction at a proposed price of $1.40 per share to be paid in cash. According to the Proposal, Mr. Fang intends to fund the acquisition with a combination of debt and equity financing. Currently, Mr. Fang and his family collectively beneficially own approximately 54.03% of the Company's common stock. A copy of the proposal letter is attached as Exhibit A.

The Company's Board of Directors has established a special committee (the "Special Committee") to consider this Proposal and any additional proposals that may be made by Mr. Fang and his affiliates, if any. The Special Committee is comprised of the following independent directors of the Company: Mr. Zhihai Mao, Mr. Michael Zhang, and Mr. Yaoquan Zhang.

There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that a transaction with Mr. Fang or any other transaction will be approved or consummated.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Cindy Hu, Board Secretary	Mark Collinson
Tel: +86-571 8283 8770	Tel: +1-310-954-1343
E-mail: cindy.hu@cnpti.com	Email: mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website: http://www.ccgasiair.com

Exhibit A

October 15, 2012

Board of Directors
No. 2 Beitang Road
Xiaoshan Economic and Technological Development Zone
Hangzhou, Zhejiang Province 311215
People's Republic of China

Dear Sirs:

I, Nengbin Fang, am pleased to submit this preliminary non-binding proposal (the "Proposal") to acquire all of the common stock of China Shengda Packaging Group Inc. (the "Company") that are not currently owned by me and my family in a going-private transaction (the "Acquisition").

I believe that my proposal of $1.40 in cash per share of common stock of the Company will provide a very attractive alternative to the Company's public stockholders. My proposal represents a premium of approximately 57.5% to the volume-weighted average closing price during the last 30 trading days and a premium of approximately 54% to the Company's closing price on October 12, 2012.

The terms and conditions upon which I am prepared to pursue the Acquisition are set forth below. I am confident that an Acquisition can be closed on the basis as outlined in this letter.

1. Purchase Price.

The consideration payable for each share of common stock of the Company (other than those held by me and my affiliates) will be $1.40 in cash.

2. Financing.

I intend to finance the Transaction with a combination of debt and equity capital. A portion of the equity financing would be provided from my existing holdings of common stock of the Company. I will also immediately commence discussions with potential sources of financing (both debt and equity) and with certain stockholders of the Company, and may make agreements with them relating to possible investments in the Acquisition.

At this time there is no arrangement whatsoever with any stockholder of the Company or potential source of debt or equity financing for the Acquisition, and I do not propose to make any commitment prior to reaching transaction terms approved by the board of directors of the Company.

3. Due Diligence.

Parties providing financing will require a timely opportunity to conduct customary due diligence on the Company. I would like to ask the board of directors of the Company to accommodate such due diligence request and approve the provision of confidential information relating to the Company and its business to possible sources of equity and debt financing under a customary form of confidentiality agreement.

4. Definitive Agreements.

I am prepared to negotiate and finalize definitive agreements (the "Definitive Agreements") providing for the Acquisition and related transactions very promptly. These documents will provide for covenants and conditions typical and appropriate for transactions of this type.

5. Confidentiality.

I am sure you will agree that it is in all of our interests to proceed in a confidential manner, other than as required by law, until definitive agreements providing for a transaction have been executed or we have terminated our discussions.

6. Process.

I believe that the Acquisition will provide superior value to the Company's public stockholders. I recognize that the board of directors of the Company will evaluate the Proposal independently before it can make its determination to endorse the Acquisition. Given my involvement in the proposed Acquisition, I also recognize that independent members of the Board will proceed to consider the proposed Acquisition. In considering my offer, you should be aware that I am interested only in acquiring the common stock of the Company that I do not already own, and that I do not intend to sell my stake in the Company to a third party.

7. No Binding Commitment.

This Proposal does not constitute any binding commitment with respect to the Acquisition or any other transaction. Any commitment will result only from the execution of Definitive Agreements, and then will be on the terms provided in such documentation.

In closing, I would like to personally express my sincerity to work with the board of directors of the Company to bring this Acquisition to a successful and timely conclusion. Should you have any questions regarding these matters, please do not hesitate to contact me.

Sincerely,

/s/ Nengbin Fang
     Nengbin Fang